Exhibit 10.30

Jared Grusd

Via Email

Re: New Employment Agreement and Transition Agreement

Jared,

This letter outlines the terms of the transition of your role at Snap Inc. (“Snap”) from Chief Strategy Officer to Strategic Advisor. The effective date of this letter is the date Snap signs below.

1.

You and Snap plan to enter into a new fixed term employment agreement, beginning on February 1, 2021 and ending on June 30, 2022.  Snap may extend the term of the fixed term agreement, if we mutually agree.  Your last day as our Chief Strategy Officer will be January 31, 2021.

2.

The vesting of your equity award and the other terms of your new employment agreement will be agreed upon separately.  After the equity acceleration in Section 3, you will continue to vest 21.44% of all remaining unvested Snap equity, subject to continued employment, in monthly equal installments from April 2021 through June 2022, with the remaining equity award forfeited.

3.	Following your execution of our standard release agreement and expiration of any required rescission period, Snap will:

●	accelerate the vesting of any unvested equity awards already granted to you, that vest pursuant to a monthly schedule, that are scheduled to vest through March 15, 2021; and

●	pay you the salary that you would have earned had you remained our Chief Strategy Officer through March 31, 2021, including your executive bonus under the 2020 Bonus Program.

4.

You confirm that this transition to a new role is not related to any disagreement with Snap on any matter relating to Snap’s accounting, strategy, management, operations, policies, regulatory matters, or practices (financial or otherwise).

If this agreement is acceptable to you, please sign below and return the original to Snap.

Sincerely,

Snap Inc.

/s/ Michael O’Sullivan

Michael O’Sullivan

Date:  February 3, 2021

Accepted and agreed:

/s/ Jared Grusd

Jared Grusd

Date: February 3, 2021